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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3 )*


                      Collaborative Clinical Research, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   194190 10 4
                -----------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  2  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners, L.P.                                   |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 2 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  3  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Adjunct) L.P.                          |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0  Shares                                        |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 3 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  4  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management L.P.                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 4 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  5  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Oxford Bioscience Partners (Bermuda) Limited Partnership           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 5 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  6  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  OBP Management (Bermuda) Limited Partnership                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda Limited Partnership                                        |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                               Page 6 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  7  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Edmund M. Olivier                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 7 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  8  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Cornelius T. Ryan                                                  |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 8 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  9  of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAMES OF REPORTING PERSONS                                         |
|        |  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)        |
|        |                                                                     |
|        |  Alan G. Walton                                                     |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |  (SEE INSTRUCTIONS)                                        (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  0 Shares                                         |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  604,585 Shares                                   |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  0 Shares                                         |
|      PERSON     |--------|---------------------------------------------------|
|       WITH:     |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  604,585 Shares                                   |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  604,585 Shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES (SEE INSTRUCTIONS)                                          |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    |
|        |  9.4%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                               Page 9 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  10 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


NOTE: This Statement on Schedule 13G is being filed on behalf of (i) Oxford Bioscience Partners L.P., a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) L.P., a Delaware limited partnership; (iii) OBP Management L.P., a Delaware limited partnership; (iv) Oxford Bioscience Partners (Bermuda) Limited Partnership, a Bermuda limited partnership; (v) OBP Management (Bermuda) Limited Partnership, a Bermuda limited partnership; (vi) Edmund M. Olivier;
(vii) Cornelius T. Ryan; and (viii) Alan G. Walton.


Item 1(a).      Name of Issuer:  Collaborative Clinical Research, Inc.
                --------------

Item 1(b).      Address of Issuer's Principal Executive Offices:
                ------------------------------------------------
                20600 Chagrin Blvd., Cleveland, Ohio  44122

             Item 2(a)                            Item 2(b)                           Item 2(c)
             ---------                            ---------                           ---------

                                                                                 Citizenship or Place
       Name of Person Filing                       Address                        of Organization
       ---------------------                       -------                        ---------------

Oxford Bioscience Partners L.P.       Oxford Bioscience Partners                       Delaware
     ("OBP")                          315 Post Road West
                                      Westport, CT 06880

Oxford Bioscience Partners            Oxford Bioscience Partners                       Delaware
     (Adjunct) L.P. ("OBP Adjunct")   315 Post Road West
                                      Westport, CT 06880

OBP Management L.P. ("OBP             Oxford Bioscience Partners                       Delaware
     Management"), the general        315 Post Road West
     partner of OBP and OBP Adjunct   Westport, CT 06880

Oxford Bioscience Partners            Richmond House                                   Bermuda
     (Bermuda) Limited Partnership    Par-la-Ville Road
     ("OBP Bermuda")                  Hamilton, Bermuda

OBP Management (Bermuda) Limited      Richmond House                                   Bermuda
     Partnership ("OBP Management     Par-la-Ville Road
     Bermuda"), the general partner   Hamilton, Bermuda
     of OBP Bermuda

Edmund M. Olivier, a general          Oxford Bioscience Partners                      United States
     partner of OBP Management and    650 Town Center Drive
     OBP Management Bermuda           Costa Mesa, California  92626

Cornelius T. Ryan, a general          Oxford Bioscience Partners                      United States
     partner of OBP Management and    315 Post Road West
     OBP Management Bermuda           Westport, CT 06880

Alan G. Walton, a general partner     Oxford Bioscience Partners                      United States
     of OBP Management and OBP        315 Post Road West
     Management Bermuda               Westport, CT 06880


Item 2(d).      Title of Class of Securities:  Common Stock, no par value.
----------      -----------------------------

Item 2(e).      CUSIP Number:  194190 10 4
                ------------

Item 3.         If this statement is filed pursuant to Rules 13d-1(b), or
                ---------------------------------------------------------
                13d-2(b), check whether the person filing is a:
                -----------------------------------------------

                               Page 10 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  11 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


                (a) [ ] Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

                (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                (d) [ ] Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

                (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                (g) [ ] Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

                (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                None of the above.

Item 4.         Ownership.
                ----------

                (a) Amount Beneficially Owned: As of December 31, 1998, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

                      OBP:                                       408,690 Shares
                      OBP Adjunct:                               82,517 Shares
                      OBP Management:                            0 Shares
                      OBP Bermuda:                               113,378 Shares
                      OBP Management Bermuda:                    0 Shares
                      Mr. Olivier:                               0 Shares
                      Mr. Ryan:                                  0 Shares
                      Mr. Walton:                                0 Shares

                By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBP, OBP Adjunct and OBP Bermuda may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record. Messrs. Ryan, Walton and Olivier are general partners of both OBP Management, the general partner of OBP and OBP Adjunct, and OBP Bermuda Management, the general partner OBP Bermuda. Therefore, each of Messrs. Ryan, Walton and Olivier may be deemed to own beneficially the shares held by OBP, OBP Adjunct and OBP Bermuda.



                (b) Percent of Class:

                      OBP:                                                  9.4%
                      OBP Adjunct:                                          9.4%
                      OBP Management:                                       9.4%
                      OBP Bermuda:                                          9.4%
                      OBP Management Bermuda:                               9.4%
                      Mr. Olivier:                                          9.4%
                      Mr. Ryan:                                             9.4%
                      Mr. Walton:                                           9.4%

                The foregoing percentages are calculated based on the 6,422,872 shares of Common Stock reported to be outstanding as of October 31, 1998 in the Quarterly Report on Form 10-Q of Collaborative Clinical Research, Inc. for the quarter ended September 30, 1998, as adjusted pursuant to Rule 13d-3 (d)(1) of the Act.

                               Page 11 of 19 pages

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                (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:

                      OBP:                                   0 Shares
                      OBP Adjunct:                           0 Shares
                      OBP Management:                        0 Shares
                      OBP Bermuda:                           0 Shares
                      OBP Management Bermuda:                0 Shares
                      Mr. Olivier:                           0 Shares
                      Mr. Ryan:                              0 Shares
                      Mr. Walton:                            0 Shares

                      (ii)  shared power to vote or to direct the vote:

                      OBP:                                   604,585 Shares
                      OBP Adjunct:                           604,585 Shares
                      OBP Management:                        604,585 Shares
                      OBP Bermuda:                           604,585 Shares
                      OBP Management Bermuda:                604,585 Shares
                      Mr. Olivier:                           604,585 Shares
                      Mr. Ryan:                              604,585 Shares
                      Mr. Walton:                            604,585 Shares


                      (iii) sole power to dispose or to direct the disposition
                            of:

                      OBP:                                   0 Shares
                      OBP Adjunct:                           0 Shares
                      OBP Management:                        0 Shares
                      OBP Bermuda:                           0 Shares
                      OBP Management Bermuda:                0 Shares
                      Mr. Olivier:                           0 Shares
                      Mr. Ryan:                              0 Shares
                      Mr. Walton:                            0 Shares

                      (iv) shared power to dispose or to direct the disposition of:

                      OBP:                                   604,585 Shares
                      OBP Adjunct:                           604,585 Shares
                      OBP Management:                        604,585 Shares
                      OBP Bermuda:                           604,585 Shares
                      OBP Management Bermuda:                604,585 Shares
                      Mr. Olivier:                           604,585 Shares
                      Mr. Ryan:                              604,585 Shares
                      Mr. Walton:                            604,585 Shares

                Each of OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaims beneficial ownership of any shares of Common Stock of Collaborative Clinical Research, Inc., except any shares held directly of record.

Item 5.         Ownership of Five Percent or Less of a Class.
                ---------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


                               Page 12 of 19 pages

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|CUSIP NO.  194190 10 4          |        13G        |  Page  13 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ----------------------------------------------------------------

                Not applicable.

Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on by the Parent Holding
                -------------------------------------------------------------
                Company.
                --------

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.
                ----------------------------------------------------------

                Not applicable. OBP, OBP Adjunct, OBP Management, OBP Bermuda, OBP Management Bermuda, Mr. Olivier, Mr. Ryan and Mr. Walton expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H) of the Act.

Item 9.         Notice of Dissolution of Group.
                -------------------------------

                Not applicable.

Item 10.        Certification.
                --------------

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 13 of 19 pages

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|CUSIP NO.  194190 10 4          |        13G        |  Page  14 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------



                                    Signature

         After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 to our
initial Schedule 13G filing.                             ---------


Dated:   February 12, 1999

                OXFORD BIOSCIENCE PARTNERS L.P.

                By: OBP Management L.P., its general partner

                    By:          *
                       ---------------------------------------------------------
                    Cornelius T. Ryan
                    General Partner


                OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                By:  OBP Management L.P., its general partner


                    By:          *
                       ---------------------------------------------------------
                    Cornelius T. Ryan
                    General Partner


                OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED
                PARTNERSHIP

                By: OBP Management (Bermuda) Limited Partnership, its general partner

                    By:          *
                       ---------------------------------------------------------
                    Cornelius T. Ryan
                    General Partner

                OBP MANAGEMENT L.P.

                By:               *
                   -------------------------------------------------------------
                Cornelius T. Ryan
                General Partner

                OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                By:                            *
                   -------------------------------------------------------------
                Cornelius T. Ryan
                General Partner

                                  *
                ----------------------------------------------------------------
                Cornelius T. Ryan


                                  *
                ----------------------------------------------------------------
                Alan G. Walton

                               Page 14 of 19 pages

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|CUSIP NO.  194190 10 4          |        13G        |  Page  15 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------



                                  *
                ----------------------------------------------------------------
                Edmund M. Olivier

                                                  *
                                ------------------------------------------------
                                Jeffrey M. Held
                                Attorney-in-Fact

         This Schedule 13G was executed by Jeffrey M. Held pursuant to the Power of Attorney filed with the Securities and Exchange Commission herewith as
Exhibit 1.
---------

                               Page 15 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  16 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------




                                    Exhibit 1
                                    ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Raymond N. Charest, Jeffrey M. Held, and Amy B. Rensko, and any one of them acting singly, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of the undersigned as an individual or on behalf of the undersigned's holding company, as the case may be, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc. granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as the undersigned might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Notwithstanding the foregoing, this Power of Attorney shall expire automatically upon the cessation of the undersigned's reporting obligations pursuant to sections 13 and 16 of the Exchange Act or on the date that each attorney-in-fact is no longer employed in their current capacities.



                  (REMAINDER OF PAGE LEFT INTENTIONALLY BLANK)


                               Page 16 of 19 pages

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|CUSIP NO.  194190 10 4          |        13G        |  Page  17 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------






         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 1999.


                OXFORD BIOSCIENCE PARTNERS L.P.

                By:  OBP Management L.P., its general partner

                     By: /s/ Cornelius T. Ryan
                        --------------------------------------------------------
                     Cornelius T. Ryan
                     General Partner


                OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED PARTNERSHIP

                By: OBP Management (Bermuda) Limited Partnership, its general partner

                     By: /s/ Cornelius T. Ryan
                        --------------------------------------------------------
                     Cornelius T. Ryan
                     General Partner


                OBP MANAGEMENT L.P.

                     By: /s/ Cornelius T. Ryan
                        --------------------------------------------------------
                     Cornelius T. Ryan
                     General Partner


                OBP MANAGEMENT (BERMUDA) LTD.

                     By: /s/ Edmund M. Olivier
                        --------------------------------------------------------
                     Edmund M. Olivier
                     Director


                OBP MANAGEMENT (BERMUDA) LIMITED PARTNERSHIP

                     By: /s/ Cornelius T. Ryan
                        --------------------------------------------------------
                     Cornelius T. Ryan
                     General Partner


                OXFORD BIOSCIENCE PARTNERS (ADJUNCT), L.P.

                By:  OBP Management, L.P., its general partner

                     By: /s/ Cornelius T. Ryan
                        --------------------------------------------------------
                     Cornelius T. Ryan
                     General Partner


                               Page 17 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  18 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------


                OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

                     By: /s/ Cornelius T. Ryan
                        --------------------------------------------------------
                     Cornelius T. Ryan
                     General Partner


                OXFORD BIOSCIENCE PARTNERS II L.P.

                By:  OBP Management II L.P., its general partner

                     By: /s/ Jonathan J. Fleming
                        --------------------------------------------------------
                     Jonathan J. Fleming
                     General Partner


                OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                By: OBP Management (Bermuda) II Limited Partnership, its general partner

                     By: /s/ Jonathan J. Fleming
                        --------------------------------------------------------
                     Jonathan J. Fleming
                     General Partner


                OBP MANAGEMENT II, L.P.

                     By: /s/ Jonathan J. Fleming
                        --------------------------------------------------------
                     Jonathan J. Fleming
                     General Partner


                OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                By:  OBP Management (Bermuda) II Ltd., its general partner

                     By: /s/ Jonathan J. Fleming
                        --------------------------------------------------------
                     Jonathan J. Fleming
                     Director


                OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II, L.P.

                By:  OBP Management II, L.P., its general partner

                     By: /s/ Jonathan J. Fleming
                        --------------------------------------------------------
                     Jonathan J. Fleming
                     General Partner


                OBP MANAGEMENT (BERMUDA) II LTD.

                     By: /s/ Jonathan J. Fleming
                        --------------------------------------------------------
                     Jonathan J. Fleming
                     Director


                OXFORD BIOSCIENCE PARTNERS (GS - ADJUNCT) II, L.P.

                By: OBP Management II, L.P., its general partner

                     By: /s/ Jonathan J. Fleming
                        --------------------------------------------------------
                     Jonathan J. Fleming
                     General Partner


                               Page 18 of 19 pages

----------------------------------                   ---------------------------
|CUSIP NO.  194190 10 4          |        13G        |  Page  19 of  19  Pages |
|          ------------          |                   |       ---     ---       |
----------------------------------                   ---------------------------



                /s/ Cornelius T. Ryan
                ----------------------------------------------------------------
                Cornelius T. Ryan


                /s/ Alan G. Walton
                ----------------------------------------------------------------
                Alan G. Walton


                /s/ Edmund M. Olivier
                ----------------------------------------------------------------
                Edmund M. Olivier


                /s/ Jonathan J. Fleming
                ----------------------------------------------------------------
                Jonathan J. Fleming








                               Page 19 of 19 pages